EXHIBIT 12.1
Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

	For the three months
	ended March 31,		For the Year ended December 31,
	2009	2008	2008	2007	2006	2005	2004
Earnings excluding interest on deposits (1):
Earnings Before Taxes	$18,252	$22,171	$85,748	$83,063	$103,061	$106,900	$88,925
Fixed Charges	17,566	27,303	105,129	112,669	81,841	50,007	32,302

	$35,818	$49,474	$190,877	$195,732	$184,902	$156,907	$121,227

Preferred Dividends (2):	$2,742	$—	$774	$—	$—	$—	$—
Fixed charges (1):
Interest on borrowings	$17,080	$26,811	$103,038	$110,838	$80,284	$48,528	$31,009
Amortization of debt expense	—	30	120	120	120	120	120
Interest portion of rental expense	486	492	1,971	1,711	1,437	1,359	1,173

	$17,566	$27,333	$105,129	$112,669	$81,841	$50,007	$32,302

Fixed Charges and Preferred Dividends	$20,308	$27,333	$105,903	$112,669	$81,841	$50,007	$32,302

Ratio of earnings to fixed charges	2.04	1.81	1.82	1.74	2.26	3.14	3.75

Ratio of earnings to fixed charges and preferred dividends	1.76	1.81	1.80	1.74	2.26	3.14	3.75

Earnings including interest on deposits (1):
Earnings Before Taxes	18,252	22,171	85,748	83,063	103,061	106,900	88,925
Fixed Charges	24,156	39,581	140,930	181,966	149,021	78,915	47,810

	42,408	61,752	226,678	265,029	252,082	185,815	136,735

Preferred Dividends (2):	$2,742	$—	$774	$—	$—	$—	$—
Fixed charges (1):
Interest on deposits	6,590	12,278	35,801	69,297	67,180	28,908	15,508
Interest on borrowings	17,080	26,811	103,038	110,838	80,284	48,528	31,009
Amortization of debt expense	—	30	120	120	120	120	120
Interest portion of rental expense	486	492	1,971	1,711	1,437	1,359	1,173

	24,156	39,611	140,930	181,966	149,021	78,915	47,810

Fixed Charges and Preferred Dividends	$26,898	$39,611	$141,704	$181,966	$149,021	$78,915	$47,810

Ratio of earnings to fixed charges	1.76	1.56	1.61	1.46	1.69	2.35	2.86

Ratio of earnings to fixed charges and preferred dividends	1.58	1.56	1.60	1.46	1.69	2.35	2.86

(1)	As defined in Item 503(d) of Regulation S-K.

(2)	The preferred dividends were increased to amounts representing the pretax earnings that would be required to cover such dividend requirements.